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                                                                Exhibit 17

                                                                FEBRUARY 6, 1998

PACIFIC
SCIENTIFIC [LOGO]

To Our Shareholders:

     I am pleased to inform you that on January 31, 1998 Pacific Scientific Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with a direct wholly owned subsidiary of Danaher Corporation, and ACC Acquisition Corp., an indirect wholly owned subsidiary of Danaher Corporation ("Purchaser"). Pursuant to the Merger Agreement, Purchaser today commenced a tender offer (the "Offer") to purchase all outstanding shares of Pacific Scientific's Common Stock for $30.25 per share in cash. The Offer is subject to certain conditions, including the condition that 90% of the outstanding shares of common stock of Pacific Scientific are tendered prior to the expiration of the Offer. The Merger Agreement provides that if the Offer is consummated pursuant to its terms, the Offer will be followed by a merger (the "Merger") of Purchaser with and into Pacific Scientific without a shareholder vote. If the Offer is not consummated, the Merger will require the approval of holders of a majority of the outstanding shares.

     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER AND DETERMINED THAT THE OFFER AND MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, PACIFIC SCIENTIFIC AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

     In arriving at its recommendation, the Board of Directors gave careful consideration to a number of factors which are described in the enclosed
Schedule 14D-9, including, among other things, the opinion of BancAmerica Robertson Stevens, Pacific Scientific's financial advisor, that the consideration to be received by the shareholders of the Company pursuant to the Offer and the Merger is fair to such shareholders from a financial point of view.

     Additional information with respect to the transaction is contained in the enclosed Schedule 14D-9, including copies of the full text of the opinion of the financial advisor and certain conditions and limitations thereon, and we urge you to consider this information carefully.

     Your Directors thank you for your continued support.

                                          On behalf of the Board of Directors
                                          Sincerely,

                                          /s/LESTER HILL
                                          -----------------------------------
                                          LESTER HILL
                                          Chairman and Chief Executive Officer